Exhibit 99.1

LMP Capital and Income Fund Inc.

Announces Final Results of Tender Offer

New York, NY, October 6, 2011 — LMP Capital and Income Fund Inc. (NYSE: SCD) (the “Fund”) today announced that, in accordance with its tender offer for up to 1,048,744 of its issued and outstanding shares of common stock which expired on September 30, 2011, the Fund has accepted that number of shares today for payment at $12.22 per share. These shares represent approximately 5% of the Fund’s outstanding shares.

A total of 7,255,175 shares were properly tendered and not withdrawn by September 30, 2011, the final date for withdrawals. Because the number of shares tendered exceeds 1,048,744 shares, the tender offer has been oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase shares from all tendering stockholders on a pro rata basis, disregarding fractions. Accordingly, on a pro rata basis, 14.455% of shares for each stockholder who properly tendered shares have been accepted for payment. The Fund will transmit payment to purchase the duly tendered and accepted shares on October 7, 2011.

The Fund is a non-diversified closed-end management investment company traded on the New York Stock Exchange under the symbol “SCD”. It is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc. (“Legg Mason”) and is sub-advised by ClearBridge Advisors, LLC and Western Asset Management Company, affiliates of the adviser.

For more information, please contact the Fund at 1-888-777-0102 or consult the Fund’s web site at www.leggmason.com/cef.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the Securities and Exchange Commission.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co. LLC, 1-212-857-8087